Exhibit 10.3

EXECUTIVE CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) is entered into effective as of July 1, 2013 (the “Effective Date”), by and between Global GP LLC, a Delaware limited liability company, (the “Company”) and Daphne H. Foster (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company is the general partner of Global Partners LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, the Executive is currently employed by the Company and is an integral part of the management of the Company;

WHEREAS, the Company desires to attract and retain certain key management personnel such as the Executive and, accordingly, desires to enter into a change of control severance agreement with the Executive in order to encourage her continued service to the Company; and

WHEREAS, the Executive is prepared to commit such services in return for specific arrangements with respect to change of control severance compensation.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

1.                                      Definitions.  For purposes of this Agreement, the terms listed below will have the meanings specified herein:

(a)                                 “Accrued Payments” means (i) any unpaid Base Salary through the Date of Termination (but calculated at the rate then in effect), (ii) any earned but unpaid Bonus, (iii) all accrued vacation, expenses reimbursements and other benefits (other than severance), and (iv) any and all other amounts that may be due to her as of the Date of Termination.

(b)                                 “Base Salary” means the amount the Executive is entitled to receive as wages or salary on an annualized basis, calculated as of the Date of Termination or, if greater, before any reduction not consented to by the Executive.

(c)                                  “Board” means the board of directors of the Company.

(d)                                 “Bonus” means any discretionary cash bonus to which the Executive is entitled.

(e)                                  “Cause” means the Executive (i) has engaged in gross negligence or willful misconduct in the performance of her duties, (ii) has committed an act of fraud, embezzlement or willful breach of fiduciary duty to the Company or any of its subsidiaries (including the unauthorized disclosure of any material secret, confidential and/or proprietary information, knowledge or data of the Company or any of its subsidiaries); (iii) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony or (iv) has breached any material provision of the Non-Competition Agreement (referenced in Section 5 and attached as Exhibit A), which breach is not cured within thirty (30) days of Executive’s receipt of written notice of such breach; provided, however, there shall be no opportunity to cure a breach of the Non-Competition Agreement.

(f)                                   “Change of Control” shall occur on the date that any one person, entity or group (other than Alfred Slifka, Richard Slifka or Eric Slifka, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires ownership of the membership interests of the Company that, together with the membership interests of the Company already held by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of the Company; provided, however, if any one person, entity or group is considered to own more than 50% of the total voting power of the membership interests of the Company, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change of Control.  The definition of “Change of Control” shall be interpreted, to the extent applicable, to comply with Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986 (the “Code”) and any successor statute, and/or guidance thereunder, and the provisions of Treasury Regulation Section 1.409A and any successor regulation and guidance thereto; provided, however, an interpretation in compliance with Section 409A of the Code shall not expand the definition of Change of Control in any way or cause an acquisition by the Slifkas to result in a Change of Control.

(g)                                  “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.

(i)                                     “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be.  For all purposes of this Agreement, the Executive’s Date of Termination shall not occur prior to the date the Executive incurs a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(j)                                    “ERISA” means the Employee Retirement Income Security Act, as amended, and applicable administrative guidance issued thereunder.

(k)                                 “Good Reason” means the occurrence of one of the following arising on or after the date such Executive commences participation in this Agreement, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2)(ii):  (i) any material diminution, without the Executive’s written consent, in the Executive’s working conditions consisting of (A) a material reduction in the Executive’s duties and responsibilities, (B) a material change in the Executive’s title, or (C) a relocation of the Executive’s place of work further than forty (40) miles from Waltham, Massachusetts.  To be able to terminate her employment with the Company for Good Reason, the Executive must provide notice to the Company of the existence of any of the conditions set forth in the immediately preceding sentence within 90 days of the initial existence of such condition(s), and the Company must fail to remedy such condition(s) within 30 days of such notice.  In no event shall the Date of Termination in connection with Good Reason occur any later than one year following the initial existence of the condition(s) constituting Good Reason hereunder.

(l)                                     “Notice of Termination” means a written notice communicated by the Company or the Executive, as applicable, that (i) indicates the specific reason for termination of the Executive’s employment, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination, and (iii) specifies the Date of Termination.

(m)                             “Protection Period” means (i) the three month period ending on the date a Change of Control occurs, and (ii) the twelve month period beginning on the date a Change of Control occurs.

(n)                                 “Release Expiration Date” means that date that is 21 days following the date upon which the Company delivers to the Executive the release of claims contemplated in the definition of “Severance Conditions” below or, in the event that such termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

(o)                                 “Severance Conditions” means the Executive’s execution and delivery to the Company by the Release Expiration date (and non-revocation in any time provided to do so) a release in a form acceptable to the Company, which such release shall be provided by the Company within five (5) days after the Date of Termination and shall release all claims against the Company, its affiliates and their respective predecessors, successors, affiliates, directors, officers, equity holders, partners, managers, members, employees, agents, representatives, insurers and benefit plans (and the fiduciaries and trustees of such plans), with the exception of any claims: (A) to severance as described in this Agreement, (B) vested benefits under an ERISA plan; or (C) that cannot be released by law.

(p)                                 “Termination Event” means a termination of the Executive’s employment by the Company for any reason other than for Cause or by the Executive for Good Reason, in either case during the Protection Period.

2.                                      Term of Agreement.  The term of this Agreement (the “Term”) shall be for a period that commences on the Effective Date and terminates upon the earlier to occur of the sixth anniversary of the Effective Date or a Change of Control; provided, that, if a Change of Control has not occurred by the sixth anniversary of the Effective Date, the Term will be automatically extended for an additional one (1) year period as of the sixth anniversary of the Effective Date and on each anniversary date of the Effective Date occurring thereafter, unless the Board cancels further extension of this Agreement by giving notice to the Executive at least sixty (60) days prior to the applicable extension date.  Upon a Change of Control during the Term, the Term will be extended through the end of the Protection Period, immediately following which time this Agreement will terminate, except to the extent necessary to enable the Executive to enforce her rights under Section 3 of this Agreement.

3.                                      Benefits.

(a)                                 Change of Control Payment.  Provided that the Executive has been continuously employed with the Company from the first date of Executive’s participation in this Agreement until the date of the Change of Control, the Executive will receive acceleration of vesting on any and all outstanding Company options, restricted units, phantom units, unit appreciation rights and other similar rights under the Long-Term Incentive Plan held by Executive effective the date of the Change of Control.

(b)                                 Termination By the Company Without Cause or By the Executive For Good Reason.  In the event the Executive experiences a Termination Event, then the Company shall, contingent upon the Executive satisfying the Severance Conditions (and, in the case of a termination occurring during the three (3) month period ending on the Change of Control, contingent upon a Sufficiency Determination pursuant to Section 3(c) below):

(i)                                     pay the Executive, within the earlier to occur of the date on which applicable law or Company policy or practice would necessitate payment and 60 days following the Date of Termination (or within 60 days following the occurrence of the Change of Control, in the case of a termination occurring during the three (3) month period ending on the Change of Control), the Accrued Payments;

(ii)                                  provide for acceleration of the target incentive amount under the then applicable short term incentive plan for the fiscal year in which the termination occurs, within the earlier to occur of the date on which applicable law or Company policy or practice would necessitate payment and 60 days following the Date of Termination (or within 60 days following the occurrence of the Change of Control, in the case of termination occurring during the three (3) month period ending on the Change of Control);

(iii)                               provide for 100% vesting on any and all outstanding Company options, restricted units, phantom units, unit appreciation rights and other similar rights under the Long-Term Incentive Plan held by the Executive as in effect on the Date of Termination, with such accelerated vesting to occur on the later of (A) the Date of Termination or (B) the date of the Change of Control.

(c)                                  (i)                                     In the event the Executive experiences a Termination Event in connection with a termination occurring during the three (3) month period ending on the Change of Control for which the Executive believes she is entitled to benefits in accordance with Section 3(b), the Executive shall deliver to the Company a written notice setting forth a description of facts and circumstances constituting evidence that the termination of the Executive’s employment was made in anticipation of the occurrence of a Change of Control and with the intention of avoiding payments under this Agreement, no later than 30 days following the occurrence of the Change of Control.

(ii)                                  Within 15 days following receipt of the notice described in Section 3(c)(i), the Chief Executive Officer of the Company will make a good faith determination, based on the information contained in such notice and any other information known to the Chief Executive Officer of the Company, whether the Executive’s termination was made in anticipation of the occurrence of a Change of Control and with the intention of avoiding payments under this Agreement.  If the Chief Executive Officer affirmatively determines that the termination was under such circumstances (a “Sufficiency Determination”), the Executive will be eligible for and the Company shall provide benefits to the Executive in accordance with Section 3(b).

(iii)                               If the Chief Executive Officer of the Company instead determines that there is insufficient evidence to support a Sufficiency Determination, the Company will promptly inform the Executive of such determination.

4.                                      Excise Taxes.  If the Compensation Committee of the Board determines, in its sole discretion, that Section 280G of the Code applies to any compensation payable to the Executive, then the provisions of this Section 4 shall apply.  If any payments or benefits to which the Executive is entitled from the Company, any affiliate, any successor to the Company or an affiliate, or any trusts established by any of the foregoing by reason of, or in connection with, any transaction that occurs after the Effective Date (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) are, alone or in the aggregate, more likely than not, if paid or delivered to the Executive, to be subject to the tax imposed by Section 4999 of the Code or any successor provisions to that section, then the Payments (beginning with any Payment to be paid in cash hereunder), shall be either (a) reduced (but not below zero) so that the present value of such total Payments received by the Executive will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to the Executive shall be made by the Board and the Executive in good faith.

5.                                      Non-Competition Agreement.  As a condition of entering into this Agreement, Executive will execute the Confidentiality, Non-Solicitation, and Non-Competition Agreement that is attached hereto as Exhibit A (the “Non-Competition Agreement”).  Executive acknowledges and agrees that the restrictions set forth in the Non-Competition Agreement are reasonable in all respects and no greater than necessary to protect the Company’s legitimate business interests, including the protection of its confidential information, trade secrets and goodwill.  Executive also acknowledges that in entering into this Agreement, Executive is receiving new consideration above and beyond any consideration to which Executive is entitled but for Executive’s entry into the Non-Competition Agreement, and if Executive fails to execute the Non-Competition Agreement, Executive shall forfeit all rights to payments and benefits granted under this Agreement.

6.                                      General Provisions.

(a)                                 Taxes.  The Company is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and the Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Agreement.

(b)                                 Offset.  The Company may set off against, and the Executive authorizes the Company to deduct from, any payments due to the Executive, or to her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an affiliate by the Executive, whether arising under this Agreement or otherwise; provided that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A of the Code unless the offset would not result in a violation of the requirements of Section 409A of the Code.

(c)                                  Successors.  This Agreement and all rights hereunder are personal to the Executive and shall not be assignable by the Executive; provided, however, that any amounts that shall become payable under this Agreement prior to the Executive’s death shall inure to the benefit of the Executive’s heirs and other legal representatives, as the case may be.  This Agreement shall bind, and inure to the benefit of, the Company and any successor to the Company pursuant to a Change of Control.  The Company shall require any successor pursuant to a Change of Control to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.  Upon such assumption by the successor, the Company automatically shall be released from all liability hereunder.  In the event a successor does not assume this Agreement, the benefits payable pursuant to Section 3 will be paid immediately prior to the Change of Control.

(d)                                 Unfunded Obligation.  All benefits due to the Executive under this Agreement are unfunded and unsecured and are payable out of the general funds of the Company.

(e)                                  Limitation on Rights Conferred.  Neither the Agreement nor any action taken hereunder will be construed as (i) giving the Executive the right to continue in the employ or service of the Company or an affiliate; (ii) interfering in any way with the right of the Company or any affiliate to terminate the Executive’s employment or service at any time; or (iii) giving the Executive any claim to be treated uniformly with other employees.

(f)                                   Entire Agreement.  Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes any prior agreements respecting severance benefits upon a Change of Control.  No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties.  A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.  Any disagreements over the payment of amounts under, or otherwise with respect to, this Agreement shall be resolved in accordance with the claims procedures attached hereto as Exhibit B.

(g)                                  Severability.  If any provision of the Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, but such provision will be fully severable and the Agreement will be construed and enforced as if the illegal or invalid provision had never been included herein.

(h)                                 Notices.  Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or by courier or by confirmed facsimile transmission or sent by express, registered or certified mail, postage prepaid, (i) to the Executive at the last address she has filed with the Company, and (ii) to the Company at its principal executive offices, or at such other places that either party may designate by notice to the other.

(i)                                     Application of Section 409A.  The amounts payable pursuant to Section 3 of this Agreement are intended to comply with the short-term deferral exception to Section 409A of the Code.  To the extent that the Executive is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) as of the Executive’s Date of Termination, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Executive’s Date of Termination or, if earlier, the date of the Executive’s death following such Date of Termination.  All such amounts that would, but for this Section 4(i), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.  No interest will be paid by the Company with respect to any such delayed payments.  For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and the Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

(j)                                    Governing Law.  All questions arising with respect to the provisions of the Agreement and payments due hereunder will be determined by application of the laws of the Commonwealth of Massachusetts, other than conflicts of law provisions thereof.

(k)                                 Word Usage.  Words used in the masculine shall apply to the feminine, where applicable, and wherever the context of the Agreement dictates, the plural shall be read as the singular and the singular as the plural.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

GLOBAL GP LLC

By:	/s/ Edward J. Faneuil

Name: Edward J. Faneuil

Title: Executive Vice President

Date: June 27, 2013

EXECUTIVE

/s/ Daphne H. Foster

Daphne H. Foster

EXHIBIT A

NON-COMPETITION AGREEMENT

This Confidentiality, Non-Solicitation and Non-Competition Agreement (this “Agreement”) is executed and agreed to as of June 27, 2013, by and between Daphne Foster (“Employee”), an individual, and Global GP LLC, together with any successor or assign (the “Company”).  Employee’s obligations under this Agreement survive the termination of Employee’s employment regardless of the reason for such termination.

WHEREAS, in consideration of Employee’s continued employment in which, the Company contemporaneously with Employee’s entry into this Agreement will promote Employee to the position of Chief Financial Officer, which position is characterized by substantially greater responsibility and compensation; and

WHEREAS, as further consideration for executing and agreeing to this Agreement, the Company has entered into that certain Executive Change of Control Agreement and issued that certain Grant of Phantom Units in the Global Partners LP Long Term Incentive Plan, which such consideration the Company would not have provided but for Employee’s entry into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, each intending to be legally bound, hereby agree as follows:

1.  Protection of Confidential Information; Unauthorized Disclosure

(a)  For purposes of this Agreement, “Confidential Information” means any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company or its Affiliates.  Confidential Information includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (1) technical information and materials of the Company or its Affiliates; (2) non-public business information and materials of the Company or its Affiliates; (3) any information or material that gives the Company or its Affiliates an advantage with respect to its competitors by virtue of not being known by those competitors; (4) potential expansion and development plans; projections, forecasts and budgets; growth strategies; marketing plans; pricing information; customer and supplier information; and (5) other valuable, confidential information and materials and/or trade secrets of the Company or its Affiliates.  Notwithstanding the foregoing, Confidential Information shall not include information that (i) is already properly in the public domain or enters the public domain with the express consent of the Company or its Affiliates, or (ii) is intentionally made available by the Company or its Affiliates to third parties without any expectation of confidentiality.

(b)  Employee acknowledges and agrees that Confidential Information has been and will be developed or acquired by the Company or its Affiliates through the expenditure of substantial time, effort and money and provides the Company and its Affiliates with an

Exhibit A-1

advantage over competitors who do not know or use such Confidential Information.  Employee further acknowledges and agrees that the nature of the Confidential Information which the Company has provided Employee and shall provide Employee during Employee’s continued employment would make it difficult, if not impossible, for Employee to perform in a similar capacity for a business competitive with the Company during the Restricted Period without disclosing or utilizing confidential information.

(c)  During and following Employee’s employment by the Company, Employee shall hold in confidence and not directly or indirectly disclose or use or copy any Confidential Information except to the extent necessary to carry out Employee’s duties on behalf of the Company.  The foregoing shall not prevent Employee from disclosing Confidential Information if so required by legal process; however, Employee agrees to give the Company notice of any and all attempts to compel disclosure of any Confidential Information within one (1) business day after Employee is informed that such disclosure is being, or will be, compelled.  Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the Confidential Information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(d)  Upon the termination of Employee’s employment by the Company, Employee promises to promptly return to the Company all Confidential Information, and all documents and materials (including electronically stored information) in Employee’s possession, custody or control that constitutes or reflects Confidential Information.

2.  Non-Competition and Other Restrictive Covenants.

(a)  During the remaining term that Employee is employed by the Company and any of its Affiliates and continuing through the date that is two (2) years after the date that Employee is no longer employed by the Company or any of its Affiliates (the “Restricted Period”), Employee shall be prohibited from directly or indirectly working (as an employee, consultant, advisor, director or otherwise) for, engaging in or acquiring or investing in any business engaged in (or actively considering engagement in) the following businesses within the Restricted Area: (a) wholesale and/or retail marketing, sale, distribution and transportation of refined petroleum products, crude oil, renewable fuels (including ethanol and biofuels), natural gas liquids (including ethane, butane, propane and condensates), natural gas, compressed natural gas and liquefied natural gas; (b) the storage of refined petroleum products and/or any of the other products identified in clause (a) of this paragraph in connection with any of the activities described in said clause (a); (c) the sale of convenience store items and sundries and related food service related to the retail sale of gasoline; and (d) bunkering (such business activities referenced in parts (a) through (d) are referred to as the “Restricted Business”).

(b)  During the Restricted Period, Employee also shall not directly or indirectly solicit any employees, contractors, vendors, suppliers or customers of the Company or its Affiliates to cease to be employed by or otherwise do business with the Company or its Affiliates, or to reduce the same, or to be employed or otherwise do business with any person or entity engaged in the Restricted Business.

Exhibit A-2

(c)  As used herein, the “Restricted Area” consists of: (i) the United States and Canada; and (ii) any other geographic area where the Company conducts business during the period of Employee’s employment with the Company or its Affiliates and for which Employee has had material responsibilities during the course of Employee’s employment with the Company or its Affiliate, or about which such business Employee has obtained material Confidential Information during such employment.

(d)  If any court construes any of the provisions of this Section 2, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

(e)  Employee expressly acknowledges and agrees that the restrictions set forth in this Agreement are reasonable in all respects and no greater than necessary to protect the Company’s legitimate business interests, including the protection of its Confidential Information and goodwill.  Employee further represents that enforcement of this Agreement is in the public interest and that Employee would not suffer undue hardship as the result of such enforcement, and that the Company’s need for the protections afforded by this Agreement is greater than any hardship Employee might experience by complying with its terms.

3.  Right to Injunction.  Employee acknowledges that Employee’s violation or threatened or attempted violation of the covenants contained in this Agreement will cause irreparable harm to the Company and that money damages would not be sufficient remedy for any breach of these sections.  Employee agrees that the Company shall be entitled as a matter of right to specific performance of the covenants in this Agreement, including entry of an ex parte temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Agreement, or both, or other appropriate judicial remedy, writ or order, in any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee or others acting on Employee’s behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law.  Such remedies shall be in addition to all other remedies available to the Company, both at law and equity.

4.  Long Term Incentive Plan Agreement and Change in Control Agreements.  Employee acknowledges that Employee’s entry into this Agreement is a condition of the Company’s Grant of Phantom Units under the Global Partners LP Long-Term Incentive Plan and the Company’s entry into that certain Executive Change of Control Agreement.  Employee acknowledges and agrees that, in entering into this Agreement, Employee is receiving new consideration to which Employee was not otherwise entitled but for Employee’s entry into this Agreement.

Exhibit A-3

5.  Miscellaneous.

(a)  Modification.  Subject to the provisions of Section 2(d), both parties agree that neither has the authority to modify or amend this Agreement unless the modification or amendment is in writing and signed by both of them.

(b)  Severability.  If any term, provision, covenant or condition of this Agreement (or part thereof) is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, the validity and enforceability of the remainder of this Agreement shall not in any way be affected, impaired or invalidated.

(c)  Survival.  Employee’s obligations under this Agreement shall survive the termination for whatever reason of Employee’s employment.

(d)  Assignment.  Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of the Company, this Agreement being personal to Employee.  The Company may assign this Agreement to, and shall bind, a successor to its business without the requirement of a consent by Employee.  If the Company shall merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization, then this Agreement shall bind the successor of the Company resulting from such merger, consolidation or transfer.

(e)  Third Party Beneficiaries.  Each Affiliate of the Company shall be a third party beneficiary of Employee’s obligations under the provisions of this Agreement and shall have the right to enforce this Agreement as if a party hereto.  As used herein, the term “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  “Person” means any individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

6.  Employee’s Representations.

(a)  Employee represents and warrants to the Company that (i) Employee does not have any agreement with any prior employer or other third party that will prohibit Employee from working for the Company or fulfilling the Employee’s duties and obligations to the Company, and (ii) Employee has complied with all non-competition, non-solicitation, and confidentiality duties imposed on Employee with respect to Employee’s former employers and other third parties.

(b)  Employee is a sophisticated executive, has had sufficient time to carefully consider the terms of this Agreement including any future hardship that entering into this Agreement may cause, has had sufficient opportunity to consult an attorney, and enters into this Agreement knowingly and voluntarily with full understanding of this Agreement’s terms.

Exhibit A-4

7.  Choice of Law; Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts.  Any dispute arising out of, or relating to this Agreement shall be subject to the exclusive jurisdiction of the state or federal courts, as applicable, with jurisdiction over Waltham, Massachusetts.  Employee expressly acknowledges the reasonableness and appropriateness of such forum(s) and venues and agrees not to contest such forum or venue selection.

8.  At-Will Employment.  Nothing in this Agreement will alter the at-will nature of Employee’s employment, as either Employee or the Company may terminate Employee’s employment at any time.

I HAVE READ THIS AGREEMENT CAREFULLY, AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

COMPANY:		EMPLOYEE:

By:	/s/ Edward J. Faneuil	By:	/s/ Daphne H. Foster

Name:	Edward J. Faneuil	Date:	June 27, 2013

Title:	Executive Vice President

Date:	June 27, 2013

Exhibit A-5

EXHIBIT B

CLAIMS PROCEDURES

(a)           Any individual who believes that he or she has been denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Board.  In order to file a claim for benefits under this Agreement, the Claimant must submit to the Board a written claim for benefits containing a description of (i) an alleged failure to receive a benefit payable under this Agreement or (ii) an alleged discrepancy between the amount of a benefit owed and the amount of a benefit the Claimant received under this Agreement.  In connection with the submission of a claim, the Claimant may examine this Agreement and any other relevant documents relating to his or her claim, and the Claimant may submit written comments relating to such claim to the Board.  If the Claimant needs additional information regarding his or her claim for benefits, the Claimant can submit a written request to the Board for such information.  Failure to furnish a written claim description or to otherwise comply with this claim submission procedure shall invalidate the Claimant’s claim unless the Board determines that it was not reasonably possible to comply with such procedure.

(b)           A Claimant shall be permitted to examine any relevant document relating to his or her claim and submit written comments or other information to the Board to supplement his or her claim.  Within 90 days from the date the Claimant filed the claim (or such longer period as may be necessary due to unusual circumstances or to enable the Claimant to submit written comments, but in any event no longer than the time period described in clause (c) hereof), the Board shall make a decision as to whether the claim is to be approved, modified, or denied.  If the Board approves the claim, then the Company shall process the claim as soon as administratively practicable.

(c)           In the event of an “Adverse Benefit Determination” (which includes a denial or modification of a Claimant’s claim, or an invalidation for failing to follow this claim submission procedure), the Claimant shall be notified in writing not later than 90 days following the date the Claimant filed his or her claim (or within 180 days under special circumstances, in which case the Claimant will be informed of the extension and the circumstances requiring the extension in writing prior to its commencement) of the following:

(i)            The specific reason or reasons for the Adverse Benefit Determination;

(ii)           The provisions of this Agreement upon which the Adverse Benefit Determination is based;

(iii)          Any additional material or information necessary to perfect the claim and the reasons why such material or information is necessary;

(iv)          The claims review procedure set forth in this Agreement; and

Exhibit B-1

(v)           A description of the Claimant’s right to bring a civil action under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to the Adverse Benefit Determination.

(d)           Within 60 days following receipt of an Adverse Benefit Determination, the Claimant may submit a written request to the Board for review of such determination.  During this review process, the Claimant shall have the opportunity to submit written comments and other information relating to his or her claim and the Claimant shall have reasonable access to, and copies of, all documents and other information related to his or her claim free of charge.  Any items the Claimant submits to the Board shall be considered without regard to whether such items were considered in the initial benefit determination.

(e)           Within 60 days following the Claimant’s request for review (or within 120 days under special circumstances, in which case the Claimant will receive written notice of the extension and the circumstances requiring the extension prior to its commencement), the Board must, after providing the Claimant with a full and fair review, render its final decision in writing (or electronically) to the Claimant.  However, the review process may be delayed if the Claimant fails to provide information that is requested by the Board.  If the Board approves the claim on review, then the Company shall process the claim as soon as administratively practicable.  In the event of an Adverse Benefit Determination on review, the Board’s final decision shall include:

(i)            The specific reason or reasons for the Adverse Benefit Determination;

(ii)           The provisions of this Agreement upon which the Adverse Benefit Determination is based;

(iii)          A statement that the Claimant is entitled to reasonable access to, and copies of, all documents and other information related to the claim free of charge; and

(iv)          A description of the Claimant’s right to bring a civil action under ERISA with respect to the Adverse Benefit Determination.

(f)            A Claimant may, by submitting a written statement to the Company, authorize an individual or entity to pursue his or her claim for benefits under this Agreement and/or the Claimant’s request for a review of an Adverse Benefit Determination made with respect to his or her claim.

Exhibit B-2